Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Michael D. Hagedorn
Senior Executive Vice President and
Chief Financial Officer
973-872-4885

VALLEY NATIONAL BANCORP ANNOUNCES THE COMPLETION OF ITS MERGER WITH THE WESTCHESTER BANK HOLDING CORPORATION

New York, N.Y. – Wednesday, December 1, 2021 – Valley National Bancorp (NASDAQ:VLY) (“Valley”) announced that its merger with The Westchester Bank Holding Corporation (“Westchester”) was completed effective December 1, 2021.

Valley will issue approximately 15.7 million shares of common stock in the transaction. The common shareholders of Westchester will receive 229.645 shares of Valley common stock for each Westchester share that they own.

Effective December 1, 2021, Westchester’s wholly-owned subsidiary, The Westchester Bank, was merged into and under the name Valley National Bank. As of September 30, 2021, Westchester had approximately $1.3 billion in assets, $906 million in loans and $1.1 billion in deposits. The acquisition represents a significant addition to Valley's Westchester County, New York franchise. Full systems integration is expected to be completed in the first quarter of 2022.

About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with over $40 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations across New Jersey, New York, Florida and Alabama, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Care Center at 800-522-4100.